Exhibit 3.41

LIMITED LIABILITY COMPANY AGREEMENT

OF

WELLS REIT II – INTERNATIONAL FINANCIAL TOWER, LLC

This Limited Liability Company Agreement (together with the schedules attached hereto, this “Agreement”) of Wells REIT II – International Financial Tower, LLC (the “Company”), dated as of October 6, 2006 is entered into by Wells Operating Partnership II, L.P., a Delaware limited partnership, as the sole member (the “Member”). Capitalized terms used and not otherwise defined herein have the meanings set forth on Schedule A hereto.

RECITALS

WHEREAS, the Company was formed as a limited liability company in Delaware on October 6, 2006, under the name “Wells REIT II – International Financial Tower, LLC,” pursuant to and in accordance with the Delaware Limited Liability Company Act (6 Del. C. § 18-101, et seq.), as amended from time to time (the “Act”); and

WHEREAS, the parties hereto wish to make this Agreement the sole governing document of the Company.

Now, THEREFORE, the Member hereby agrees as follows:

Section 1.      Name.

The name of the limited liability company is Wells REIT II - International Financial Tower, LLC.

Section 2.      Principal Business Office.

The principal business office of the Company shall be located at c/o Wells Operating Partnership II, L.P., 6200 The Corners Parkway, Norcross, Georgia 30092, or such other location as may hereafter be determined by the Member.

Section 3.      Registered Office.

The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 4.      Registered Agent.

The name and address of the registered agent of the Company for service of process on the Company in the State of Delaware are The Corporation Trust Company, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

Section 5.      Members.

(a)      The mailing address of the Member is set forth on Schedule B attached hereto.

(b)      The Member may act by written consent.

Section 6.      Certificates.

(a)      The Certificate of Formation of the Company was duly filed with the office of the Secretary of State of the State of Delaware by an “authorized person” within the meaning of the Act and is hereby approved and ratified in all respects. The Member, or such natural persons as the Member may designate, shall execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in any jurisdiction in which the Company may wish to conduct business.

(b)      The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

Section 7.      Purpose and Term. The purpose to be conducted or promoted by the Company is to engage solely in the following activities:

(a)	(i	)	to engage in any lawful act or activity for which a limited liability company may be organized under the Act, including, but not limited to, owning and operating the Property;

	(ii	)	to engage in any other lawful act or activity and to exercise any powers permitted by the Act that are related or incidental to and necessary, convenient or advisable for the accomplishment of the above-mentioned purposes.

(b)      The term of the Company shall commence on the date the Certificate of Formation was filed with the Secretary of State of the State of Delaware and will continue to the earlier of the date on which the Company is dissolved in accordance with the Act or this Agreement.

Section 8.      Powers.

The Company, and the Member on behalf of the Company, (i) shall have and exercise all powers necessary, convenient or incidental to accomplish its purposes as set forth in Section 7 and (ii) shall have and exercise all of the powers and rights conferred upon limited liability companies formed pursuant to the Act.

Section 9.      Management.

(a)      The business and affairs of the Company shall be managed by or under the direction of the Member.

(b)      Powers. The Member shall have the power to do any and all acts necessary, convenient or incidental to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise. Subject to Sections 7 and 9, the Member has the authority to bind the Company.

(c)      Member as Agent. To the extent of its powers set forth in this Agreement, the Member is an agent of the Company for the purpose of the Business, and the actions of the Member taken in accordance with such powers set forth in this Agreement shall bind the Company.

Section 10.      Intentionally Omitted.

Section 11.      Intentionally Omitted.

Section 12.      Limited Liability.

Except as otherwise expressly provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member of the Company.

Section 13.      Capital Contributions.

The Member shall have the right, but not the obligation, to make capital contributions to the Company from time to time. The provisions of this Agreement, including this Section 13, are intended to benefit the Member and, to the fullest extent permitted by law, shall not be construed as conferring any benefit upon any creditor of the Company (other than a Covered Person) (and no such creditor of the Company shall be a third-party beneficiary of this Agreement) and the Member shall not have any duty or obligation to any creditor of the Company to make any contribution to the Company or to issue any call for capital pursuant to this Agreement.

Section 14.      Allocation of Profits and Losses.

The Company’s profits and losses shall be allocated to the Member.

Section 15.      Distributions.

Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not be required to make a distribution to the Member on account of its interest in the Company if such distribution would violate the Act or any other applicable law.

Section 16.      Books and Records.

The Member shall keep or cause to be kept complete and accurate books of account and records with respect to the Business. The Member and its duly authorized representatives shall have the right to examine the Company books, records and documents during normal business hours. The Company’s books of account shall be kept using the method of accounting determined by the Member. The fiscal year of the Company shall be the calendar year.

Section 17.      Other Business.

Notwithstanding any other duty existing at law or in equity, the Member and any Affiliate of the Member may engage in, invest or participate in other business ventures of every kind and description including without limitation, the ownership of, investment in, or operation and management of real property, whether or not any such business venture competes with the business of the Company, independently or with others. The Company shall not have any rights in or to such independent ventures or the income or profits therefrom by virtue of this Agreement.

Section 18.      Exculpation and Indemnification.

(a)      To the fullest extent permitted by applicable law, neither the Member nor any officer, director, employee, agent or Affiliate of the foregoing (collectively, the “Covered Persons”) shall be liable to the Company or any other Person who is bound by this Agreement for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that a Covered Person shall be liable for any such loss, damage or claim incurred by reason of such Covered Person’s gross negligence or willful misconduct.

(b)      To the fullest extent permitted by applicable law, a Covered Person shall be entitled to indemnification from the Company for any loss, damage or claim incurred by such Covered Person by reason of any act or omission performed or omitted by such Covered Person in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on such Covered Person by this Agreement, except that no Covered Person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by such Covered Person by reason of such Covered Person’s gross negligence or willful misconduct with respect to such acts or omissions; provided, however, that any indemnity under this Section 18 by the Company shall be provided out of and to the extent of Company assets only, and the Member shall not have personal liability on account thereof.

(c)      To the fullest extent permitted by applicable law, expenses (including reasonable legal fees) incurred by a Covered Person defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Company prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by the Company of an undertaking by or on behalf of the Covered Person to repay such amount if it shall be determined that the Covered Person is not entitled to be indemnified as authorized in this Section 18.

(d)      A Covered Person shall be fully protected in relying in good faith upon the records of the Company and upon such information, opinions, reports or statements presented to the Company by any Person as to matters the Covered Person reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, or any other facts pertinent to the existence and amount of assets from which distributions to the Member might properly be paid.

(e)      The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of a Covered Person to the Company or the Member otherwise existing at law or in equity, are agreed by the parties hereto to replace such other duties and liabilities of such Covered Person.

(f)      The foregoing provisions of this Section 18 shall survive any termination of this Agreement.

Section 19.      Assignments.

Subject to Section 21, the Member may assign in whole or in part its limited liability company interest in the Company as it may determine in its sole discretion. The transferee shall be admitted to the Company as a member of the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Any such transferee may receive an interest in the Company without making a contribution or being obligated to make a contribution to the Company. If the Member transfers all of its limited liability company interest in the Company pursuant to this Section 19, such admission shall be deemed effective immediately prior to the transfer and, immediately following such admission, the transferor Member shall cease to be a member of the Company.

Section 20.      Resignation.

The Member may resign from the Company. If the Member resigns pursuant to this Section 20, an additional member of the Company shall be admitted to the Company upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement. Such admission shall be deemed effective immediately prior to the resignation and, immediately following such admission, the resigning Member shall cease to be a member of the Company.

Section 21.      Admission of Additional Members.

One or more additional Members of the Company may be admitted to the Company with the written consent of the Member.

Section 22.      Dissolution.

(a)      The Company shall be dissolved, and its affairs shall be wound up upon the first to occur of the following: (i) the termination of the legal existence of the last remaining member of the Company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company in the Company unless the business of the Company is continued in a manner permitted by this Agreement or the Act, and (ii) the entry of a decree of judicial dissolution under Section 18-802 of the Act. Upon the occurrence of any event that causes the last remaining member of the Company to cease to be a member of the Company or that causes the Member to cease to be a member of the Company (other than upon continuation of the Company without dissolution upon (i) an assignment by the Member of all of its limited liability company interest in the Company and the admission of the transferee pursuant to Sections 19 and 21, or (ii) the resignation of the Member and the admission of an additional member of the Company pursuant to Sections 20 and 21), to the fullest extent permitted by law, the personal representative of such member is hereby authorized to, and shall, within 90 days after the occurrence of the event that terminated the continued membership of such member in the Company, agree in writing (i) to continue the Company and (ii) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of the Company, effective as of the occurrence of the event that terminated the continued membership of such member in the Company.

(b)      Notwithstanding any other provision of this Agreement, the Bankruptcy of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.

(c)      In the event of dissolution, the Company shall conduct only such activities as are necessary to wind up its affairs (including the sale of the assets of the Company in an orderly manner), and the assets of the Company shall be applied in the manner, and in the order of priority, set forth in Section 18-804 of the Act.

(d)      The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (ii) the Certificate of Formation shall have been canceled in the manner required by the Act.

Section 23.      Waiver of Partition; Nature of Interest.

Except as otherwise expressly provided in this Agreement, to the fullest extent permitted by law, the Member hereby irrevocably waives any right or power that such Person might have to institute any proceeding at law or in equity to cause the dissolution, liquidation, winding up or termination of the Company. The Member shall not have any interest in any specific assets of the Company, and the Member shall not have the status of a creditor with respect to any distribution pursuant to Section 15 hereof. The interest of the Member in the Company is personal property.

Section 24.      Benefits of Agreement; No Third-Party Rights.

None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditor of the Company or by any creditor of the Member. Nothing in this Agreement shall be deemed to create any right in any Person (other than Covered Persons) not a party hereto, and this Agreement shall not be construed in any respect to be a contract in whole or in part for the benefit of any third Person (other than Covered Persons).

Section 25.      Severability of Provisions.

Each provision of this Agreement shall be considered severable and if for any reason any provision or provisions herein are determined to be invalid, unenforceable or illegal under any existing or future law, such invalidity, unenforceability or illegality shall not impair the operation of or affect those portions of this Agreement which are valid, enforceable and legal.

Section 26.      Entire Agreement.

This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.

Section 27.      Binding Agreement.

Notwithstanding any other provision of this Agreement, the Member agrees that this Agreement, including, without limitation, Sections 7, 8, 9, 18, 19, 20, 21, 22, 24, 27 and 29, constitutes a legal, valid and binding agreement of the Member.

Section 28.      Governing Law.

This Agreement shall be governed by and construed under the laws of the State of Delaware (without regard to conflict of laws principles), all rights and remedies being governed by said laws.

Section 29.      Amendments.

Agreement may be modified, altered, supplemented or amended pursuant to a written agreement executed and delivered by the Member.

Section 30.      Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed an original of this Agreement and all of which together shall constitute one and the same instrument.

Section 31.      Notices.

Any notices required to be delivered hereunder shall be in writing and personally delivered, mailed or sent by telecopy, electronic mail or other similar form of rapid transmission, and shall be deemed to have been duly given upon receipt (a) in the case of the Company, to the Company at its address in Section 2, (b) in the case of the Member, to the Member at its address as listed on Schedule B attached hereto and (c) in the case of either of the foregoing, at such other address as may be designated by written notice to the other party.

Section 32.      Effectiveness.

Pursuant to Section 18-201(d) of the Act, this Agreement shall be effective as of the date first written above.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, has duly executed this Agreement as of the date first written above.

MEMBER:

Wells Operating Partnership II, L.P., a Delaware limited partnership

By:	Wells Real Estate Investment Trust II, Inc., a Maryland corporation, its general partner

	By:	/s/ Douglas P. Williams
	Name:	Douglas P. Williams
	Title:	Executive Vice President

SCHEDULE A

Definitions

A.    Definitions

When used in this Agreement, the following terms not otherwise defined herein have the following meanings:

“Act” has the meaning set forth in the recitals of this Agreement.

“Affiliate” means any Person Controlling or Controlled by or under common Control with the Company, including, without limitation, (i) any Person who has a familial relationship, by blood, marriage or otherwise with any Member or employee of the Company, or any Affiliate thereof, and (ii) any Person that receives compensation for administrative, legal or accounting services from the Company or any Affiliate of the Company.

“Agreement” means this Limited Liability Company Agreement of the Company, together with the schedules attached hereto, as amended, restated or supplemented or otherwise modified from time to time.

“Bankruptcy” means, with respect to any Person, if such Person (i) makes an assignment for the benefit of creditors, (ii) files a voluntary petition in bankruptcy, (iii) is adjudged a bankrupt or insolvent, or has entered against it an order for relief, in any bankruptcy or insolvency proceedings, (iv) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, (v) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of this nature, (vi) seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator of the Person or of all or any substantial part of its properties, or (vii) if 120 days after the commencement of any proceeding against the Person seeking reorganization, arrangement, composition, readjustment, liquidation or similar relief under any statute, law or regulation, if the proceeding has not been dismissed, or if within 90 days after the appointment without such Person’s consent or acquiescence of a trustee, receiver or liquidator of such Person or of all or any substantial part of its properties, the appointment is not vacated or stayed, or within 90 days after the expiration of any such stay, the appointment is not vacated. The foregoing definition of “Bankruptcy” is intended to replace and shall supersede and replace the definition of “Bankruptcy” set forth in Sections 18-101(1) and 18-304 of the Act.

“Business” means: (i) to acquire the Property, and (ii) to own, hold, sell, assign, transfer, lease, mortgage, pledge, manage, operate and otherwise deal with the Property.

“Certificate of Formation” means the Certificate of Formation of the Company filed with the Secretary of State of the State of Delaware, as amended or amended and restated from time to time.

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“Company” means Wells REIT II - International Financial Tower, LLC, a Delaware limited liability company.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise. “Controlling” and “Controlled” shall have correlative meanings.

“Covered Persons” has the meaning set forth in Section 18(a).

“Material Action” means to institute proceedings to have the Company be adjudicated bankrupt or insolvent, or consent to the institution of bankruptcy or insolvency proceedings against the Company or file a petition seeking, or consent to, reorganization or relief with respect to the Company under any applicable federal or state law relating to bankruptcy, or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator (or other similar official) of the Company or a substantial part of its property, or make any assignment for the benefit of creditors of the Company, or admit in writing the Company’s inability to pay its debts generally as they become due, or take action in furtherance of any such action, or, to the fullest extent permitted by law, dissolve or liquidate the Company.

“Member” means Wells Operating Partnership II, L.P., a Delaware limited partnership, and any successor to the Member appointed pursuant to this Agreement, and includes any Person admitted as an additional member of the Company or a substitute member of the Company pursuant to the provisions of this Agreement, each in its capacity as a member of the Company.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, limited liability partnership, association, joint stock company, trust (including any beneficiary thereof), unincorporated organization, or other organization, whether or not a legal entity, and any governmental authority.

“Property” means the real property and improvements commonly referred to as 95 Christopher Columbus Drive, located in Jersey City, New Jersey.

B.    Rules of Construction

Definitions in this Agreement apply equally to both the singular and plural forms of the defined terms. The words “include” and “including” shall be deemed to be followed by the phrase “without limitation.” The terms “herein,” “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section, paragraph or subdivision. The Section titles appear as a matter of convenience only and shall not affect the interpretation of this Agreement. All Section, paragraph, clause, Exhibit or Schedule references not attributed to a particular document shall be references to such parts of this Agreement.

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SCHEDULE B

Member

Name	Mailing Address	Limited Liability Company Interest

Wells Operating Partnership II, L.P.	6200 The Corners Parkway Norcross, Georgia 30092	100%

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